Acquisition of assets and community expenditures for the years ended December 31 are as follows:

                                                       1996            1995
                                                    --------        --------
          New community development                $  82,177      $  107,223
          Acquisitions                                88,648          77,895
          Nonrecurring capital expenditures
            Vehicle access control gates                 551               -
            Computer upgrade                             413             202
          Recurring capital expenditures:
            Community additions and
              improvements                             2,374           1,547
          Corporate additions and improvements           348             549
                                                    --------        --------
                                                    $174,511        $187,416
                                                    --------        --------
                                                    --------        --------

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Report of Independent Auditors, Consolidated Financial Statements and Selected Quarterly Financial Information are set forth on pages F-1 to F-22 of this Annual Report on Form 10-K/A.

ITEM 9.   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
          ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in accountants or disagreements with the Company's accountants on accounting and financial disclosure matters in 1996.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The Board of Directors of the Company is currently comprised of seven members divided into three classes serving staggered terms of three years each.
Pursuant to the Company's Charter and Bylaws, the term of office of one class of directors expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and have qualified. The current terms of two directors expire in this year, three expire in 1998 and two expire in 1999.


                                            NOMINEES FOR ELECTION AS DIRECTOR AT THE 1997
                                                   ANNUAL MEETING OF STOCKHOLDERS

NAME                       AGE     PRESENT POSITION WITH THE COMPANY                          DIRECTOR SINCE
----                       ---     ---------------------------------                          --------------
Richard G. Berry           52      President, Chief Operating Officer and Director                 1994
Joseph W. O'Connor         51      Director                                                        1994

Richard G. Berry was appointed President and Chief Operating Officer of the Company on January 21, 1997. Prior to that time, Mr. Berry served as the Executive Vice President and a director of the Company since its formation in May 1994 and has served as the Executive Vice President of Evans Withycombe, Inc. since 1992.

From 1983 to 1992, Mr. Berry served as Chairman of the Board of Berry and Boyle, a real estate investment and development management company. Prior to 1983, Mr. Berry served as Executive Vice President of Hutton Real Estate Services and was responsible for that firm's real estate investment and management activities. Mr. Berry earned a Bachelor of Architecture degree and a Masters of Business Administration degree from the University of Michigan. He also served as an officer of a United States Navy mobile construction battalion for three years.

Joseph W. O'Connor became a director of the Company concurrently with the closing of the Initial Public Offering in August 1994. Mr. O'Connor has been active in real estate since 1970 and has served for 14 years as the President and Chief Executive Officer of Copley Real Estate Advisors, Inc. In 1996, Copley Real Estate Advisors merged with Aldrich, Eastman and Waltch to form AEW Capital Management L.P. where Mr. O'Connor is currently Co-Chairman.
Mr. O'Connor is a graduate of Holy Cross College and earned his Masters of Business Administration Degree at Harvard Business School. He has lectured extensively and is affiliated with numerous real estate professional organizations and community affairs. At the present time, Mr. O'Connor is either a Director or Trustee of the following entities: The Urban Land Institute, Copley Properties, Inc., The New England Aquarium, Harvard Management Company, Children's Hospital and the MIT Center for Real Estate Development.


                                                   DIRECTORS CONTINUING IN OFFICE

                                                                                                    DIRECTOR        TERM
NAME                              AGE                  PRESENT POSITION WITH THE COMPANY              SINCE        EXPIRES
----                              ---                 ---------------------------------            --------       -------
Stephen O. Evans                  51                      Chairman of the Board and
                                                            Chief Executive Officer                   1994          1998
F. Keith Withycombe               52                               Director                           1994          1999
Joseph F. Azrack                  49                               Director                           1994          1998
G. Peter Bidstrup                 66                               Director                           1994          1999
John O. Theobald II               52                               Director                           1994          1998

Stephen O. Evans has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation in May 1994. Mr. Evans founded the predecessor of the Company in 1977 and served as Chairman of the Board and Chief Executive Officer. From 1973 to 1977, Mr. Evans was Investment Vice President of W.R. Schulz & Associates, at that time Arizona's largest apartment development company. He earned his Bachelor of Science in Business Administration and Masters of Business Administration degrees from Arizona State University. He also served as an officer in the United States Air Force for four years. Mr. Evans affiliations include National Multi-Housing Council; National Association of Real Estate Investment Trusts (NAREIT); Lambda Alpha, a National Land Economic Fraternity; and Urban Land Institute.


F. Keith Withycombe has served as a director of the Company since its formation in May 1994 and served as the President and Chief Operating Officer of the Company since its formation until January 21, 1997. Prior to that time, Mr. Withycombe served as the President of Evans Withycombe, Inc. From 1973 to 1981, Mr. Withycombe was Vice President and a Managing Partner for W.R. Schulz & Associates where he was responsible for the development and management of a large number of apartment projects, in addition to corporate responsibilities. Mr. Withycombe is a Certified Property Manager. He is a graduate of the United States Air Force Academy with an Engineering Sciences degree, and earned a Master of Industrial Engineering degree from Arizona State University. He also served as an officer in the United States Air Force for six years.


Joseph F. Azrack became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Mr. Azrack is President and Chief Executive Officer of AEW Capital Management, L.P., a Boston based real estate investment advisory firm. Mr. Azrack has over 23 years experience in the real estate investment industry. He is past Chairman of the Pension Real Estate Association. Mr. Azrack is also a

Trustee of the Urban Land Institute, Past Chairman of the ULI's Task Force on Real Estate Capital Markets and is a member of the National Realty Committee.
He is also a member of the Board of Directors of La Quinta Inns, and a member of the Taubman Realty Group, L.P. partnership committee. Mr. Azrack is also a past adjunct professor of Real Estate Finance at Columbia University's Graduate School of Business Administration. He is a graduate of Villanova University (B.S.) and Columbia University (M.B.A.).


Peter Bidstrup became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Mr. Bidstrup formed Doubletree, Inc. in 1969 and was Chairman and Chief Executive Officer of the company and its successor, Met Hotels, Inc. until 1991. Since 1991,
Mr. Bidstrup has been a principal officer and director of Bid-Group, Inc., CDT Investments, Inc. and GA Investments, Inc. Manager, COPA Capital, L.L.C.
Mr. Bidstrup also is the founder of Homeward Bound, a non-profit housing organization. His memberships include Association for Corporate Growth; Dean's Council of 100, ASU College of Business; Entrepreneurial Fellow, University of Arizona; Lambda International; the Board of Directors of the World President's Organization; the Board of Directors of the Arizona Community Foundation.
Mr. Bidstrup holds a Bachelor of Science Degree from the United States Military Academy and a Master of Business Administration Degree from the Harvard Graduate School of Business Administration.


John O. Theobald II became a director of the Company concurrently with the closing of the Company's Initial Public Offering in August 1994. Since 1988, Mr. Theobald has served as Senior Vice President and General Counsel for The Pointe Group, Ltd., a privately owned real estate company operating in Arizona and Southern California with activities including residential, office, industrial, land development and resort development and management. From 1973 to 1988, Mr. Theobald was a partner in the law firm of McLoone, Theobald & Galbut, specializing in real estate and corporate law. His memberships includes the Boards of Directors of St. Luke's Charitable Health Trust, Herrington Arthritis Research Center; and The Arizona Historical Foundation. Mr. Theobald holds an AB Degree from Princeton University and a law degree from the University of Arizona.

On two occasions (April 1992 and October 1992) when unable to reach a negotiated settlement with its secured lenders, two partnerships in which Mr. Evans and/or Mr. Withycombe had an interest elected to file a petition for relief under Chapter 11 of the United States Bankruptcy Code. In both cases, the partnerships were single-purpose entities, each owning one apartment project.
In one case, the partnership was a general partnership in which a corporation wholly owned by Mr. Evans had a 16.7% non-controlling interest. In the other case, the partnership was a limited partnership whose corporate general partner was wholly owned by secured creditors being paid off in accordance with the applicable settlement agreement and the bankruptcy petition being voluntarily dismissed by the parties.


DIRECTOR DESIGNATION AGREEMENT. The Company has entered into a Director Designation Agreement with each of AEW Partners, L.P. ("AEW"), CIIF
Associates II Limited Partnership, a Delaware limited partnership ("Copley"), Mr. Evans and Mr. Withycombe. Pursuant to the terms of such agreement, (a) AEW has the right to designate for nomination one director for a period of five years following the Company's Initial Public Offering, so long as they continue to hold at least a 7.5% interest in the Company (giving effect to the exchange of all Units (as defined below under "Security Ownership of Certain Beneficial Owners and Management")) for shares of Common Stock and (b) Mr. Evans and
Mr. Withycombe shall each have the right to designate themselves to serve as directors of the Company so long as each of them continues to hold a 7.5% interest in the Company (giving effect to the exchange of all Units for shares of Common Stock) or they jointly hold a 12.5% interest in the Company (giving effect to the exchange of all Units for shares of Common Stock) and each of them continues to serve as an executive officer of the Company. Pursuant to the Director Designation Agreement, (y) each of AEW, Copley, Mr. Evans and
Mr. Withycombe have agreed to vote their Common Shares for the persons nominated for director under the Director Designation Agreement and (z) Mr. Azrack is AEW's initial designee to the Board of Directors and Mr. O'Connor is Copley's initial designee to the Board of Directors. In connection with selling stock in the Company's May 1996 Offering, Copley owned less than a 7.5 % interest in the Company. As a result, Copley has lost its right to designate for nomination one director in the Company.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth, as of January 27, 1997, the names, ages and positions of each of the Company's executive officers.


          NAME             AGE                         POSITION
     --------------------  ---       -------------------------------------------------
     Stephen O. Evans      51        Chairman of the Board and Chief Executive Officer
     Richard G. Berry (1)  52        President, Chief Operating Officer and Director
     Jay E. Northrop       51        Senior Vice President--Property Management
     G. Edward O'Clair     53        Senior Vice President--Construction
     Paul R. Fannin        40        Senior Vice President , Chief Financial Officer,
                                         Treasurer and Secretary

     (1) Richard G. Berry was appointed President and Chief Operating Officer on January 21, 1997.

Stephen O. Evans has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation in May 1994. Mr. Evans founded the predecessor of the Company in 1977 and served as Chairman of the Board and Chief Executive Officer. From 1973 to 1977, Mr. Evans was Investment Vice President of W.R. Schulz & Associates, at that time Arizona's largest apartment development company. He earned his Bachelor of Science in Business Administration and Masters of Business Administration degrees from Arizona State University. He also served as an officer in the United States Air Force for four years. Mr. Evans affiliations include National Multi-Housing Council; National Association of Real Estate Investment Trusts (NAREIT); Lambda Alpha, a National Land Economic Fraternity; and Urban Land Institute.


Richard G. Berry was appointed President and Chief Operating Officer of the Company on January 21, 1997. Prior to that time, Mr. Berry served as the Executive Vice President and a director of the Company since its formation in May 1994 and has served as the Executive Vice President of Evans Withycombe, Inc. since 1992. From 1983 to 1992, Mr. Berry served as Chairman of the Board of Berry and Boyle, a real estate investment and development management company. Prior to 1983, Mr. Berry served as Executive Vice President of Hutton Real Estate Services and was responsible for that firm's real estate investment and management activities. Mr. Berry earned a Bachelor of Architecture degree and a Masters of Business Administration degree from the University of Michigan. He also served as an officer of a United States Navy mobile construction battalion for three years.


Jay E. Northrop has served as a Senior Vice President -- Property Management of the Company since its formation in May 1994. From 1981 to 1994, Mr. Northrop served as Senior Vice President -- Property Management of Evans Withycombe, Inc. Prior to that time, Mr. Northrop served as a District Manager for W.R. Schultz & Associates, where he was responsible for the property operations of a large number of apartment communities. Mr. Northrop holds a Bachelor of Science degree in Business Administration from Arizona State University.


G. Edward O'Clair has served as the Senior Vice President -- Construction of the Company since its formation in May 1994. From 1978 to 1994, Mr. O'Clair served as the Senior Vice President -- Construction of Evans Withycombe, Inc. Mr. O'Clair has been involved in the construction management field since 1967.
Prior to joining Evans Withycombe's predecessor in 1978, Mr. O'Clair supervised the construction of numerous residential and commercial projects for Stanley Development Company and C.J. Hassett Corporation, both located in Arizona.
Mr. O'Clair is a licensed general contractor in the state of Arizona and holds a Bachelor of Science degree in Business Administration from Arizona State University.


Paul R. Fannin has served as the Senior Vice President. Chief Financial Officer, Treasurer and Secretary of the Company since its formation in May 1994 and was appointed Secretary in 1996. Prior to that time, Mr. Fannin served as the Vice President -- Asset Management of Evans Withycombe, Inc. since 1986. From 1983 to 1986, Mr. Fannin served as the Director of Finance of an Arizona real estate development firm for three years, and was a member of the tax staff of a public accounting firm for a period of three years. Mr. Fannin is a Certified Public Accountant licensed in the State of Arizona and holds a Bachelor of Science degree in Accounting from the University of Arizona and a Masters of Business Administration degree from Arizona State University.


ITEM 11.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The Company was organized as a Maryland corporation in May 1994 and commenced operations in connection with the consummation of its Initial Public Offering on August 17, 1994. Prior to the its Initial Public Offering, the Company did not pay any compensation to its executive officers. The following table sets forth information concerning the compensation awarded to, earned by or paid during the last three fiscal years to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1996 (the "Named Executive Officers").